SCHEDULE 14A
                             (Rule 14a-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

Filed by the registrant  X

Filed by a party other than the registrant

Check to appropriate box:

    Preliminary proxy statement

X   Definitive proxy statement

    Definitive additional materials

    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        JEFFERSON BANKSHARES, INC.
             (Name of Registrant as Specified in Its Charter)

                          William M. Watson, Jr.
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    X  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

       $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

  (4)  Proposed maximum aggregate value of transaction:

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount previously paid:

       (2)  Form, schedule or registration statement no.:

       (3)  Filing party:

       (4)  Date filed:

                        JEFFERSON BANKSHARES, INC.
                          123 East Main Street
                   Charlottesville, Virginia  22901




To the Shareholders of
Jefferson Bankshares, Inc.:

     You are cordially invited to attend the annual meeting of shareholders of Jefferson Bankshares, Inc., which will be held Tuesday, April 26, 1994, beginning at 10:00 A.M. local time in the Community Room in the Jefferson National Bank Operations Center at 321 East Main Street in Charlottesville, Virginia.

     The Notice of Meeting, the Proxy Statement containing information about business to be transacted at the meeting and the form of proxy are enclosed. The corporation's Annual Report for 1993 has already been mailed to you under separate cover.

     Whether or not you plan to attend the annual meeting in person, please date and sign the proxy and return it as soon as possible in the enclosed stamped, addressed envelope. If you are present at the annual meeting and wish to vote in person, you may withdraw the proxy at that time.

     I appreciate your continuing support of Jefferson Bankshares, Inc., and I encourage you to recommend the corporation's services to your friends and neighbors.

     I look forward to seeing you at the meeting.

                                Sincerely,


                                O. Kenton McCartney
                                President and
                                Chief Executive Officer


CHARLOTTESVILLE, VIRGINIA
MARCH 18, 1994

                     JEFFERSON BANKSHARES, INC.
                     Charlottesville, Virginia

                            Notice of

                   Annual Meeting of Shareholders

                      To be Held April 26, 1994




To the Shareholders of
Jefferson Bankshares, Inc.:

     The 1994 annual meeting of shareholders of Jefferson Bankshares, Inc. will be held in the Community Room of the Jefferson National Bank Operations Center at 321 East Main Street in Charlottesville, Virginia, on Tuesday, April 26, 1994, at 10:00 A.M. local time for the following purposes:

     1. To elect directors of Jefferson Bankshares, Inc. for the following year;

     2. To approve the selection of KPMG Peat Marwick as independent auditors for Jefferson Bankshares, Inc. for 1994; and

     3. To act upon such other matters as may properly come before the meeting.

     You are entitled to notice of and to vote at the meeting if you were a shareholder of record at the close of business on March 8, 1994.




                           William M. Watson, Jr.
                           Vice President and
                           Secretary

CHARLOTTESVILLE, VIRGINIA
MARCH 18, 1994



PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IF YOU ARE UNABLE TO ATTEND THE MEETING.

                      JEFFERSON BANKSHARES, INC.
                      123 East Main Street
                      Charlottesville, Virginia

                         PROXY STATEMENT

                       GENERAL INFORMATION

Proxy Statement

     This Proxy Statement explains the matters on which shareholders will vote at the 1994 annual meeting and gives information about the persons who will be nominated for election as directors of Jefferson Bankshares, Inc. (the "Corporation"). The approximate mailing date of this Proxy Statement and the enclosed proxy is March 18, 1994. The executive offices of the Corporation are located in the Jefferson National Bank Building at 123 East Main Street in Charlottesville, Virginia; and the mailing address for such offices is Post Office Box 711, Charlottesville, Virginia 22902.

Voting By Proxy

     You may use the enclosed proxy to vote in the election of directors and on the approval of auditors for the Corporation. If you return the proxy, your shares will be voted as you specify concerning these matters. If no choice is specified, your shares will be voted to elect as directors the persons identified in this Proxy Statement and to approve KPMG Peat Marwick as independent auditors for the Corporation for 1994.

     If you return your proxy, you may revoke it at any time before your proxy is voted by delivering a written statement to the Secretary of the Corporation. Proxies which are returned in the form enclosed and received before the meeting will be voted unless they are revoked.

Solicitation Of Proxies

	The proxies are being solicited by the Corporation, which will pay the cost of solicitation. The solicitation will be made primarily by use of the mails, although some officers and regular employees of the Corporation and its subsidiaries may solicit proxies personally or by telephone (but without any compensation in addition to their regular salaries). The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses which they incur in sending proxy materials to the beneficial owners of the Corporation's common stock.

Voting Securities

     You are entitled to notice of and to vote at the 1994 annual meeting if you were a shareholder of record on March 8, 1994. As of that date, 14,611,466 shares of the Corporation's common stock were outstanding.

     Each share of common stock is entitled to one vote. In tabulating votes, abstentions are not counted and, thus, will not affect the outcome of the vote. Where a proxy has been voted but no choice has been specified (i.e., "for," "against," "abstain" or "withhold authority," as the case might be), the unvoted shares will be voted as specified on the proxy and above under the heading "Voting by Proxy."

Principal Beneficial Owners

     As of March 8, 1994, Jefferson National Bank ("Jefferson National"), a subsidiary of the Corporation, beneficially held more than five percent of the Corporation's common stock. Jefferson National holds the Corporation's common stock in its various fiduciary capacities. The following table sets forth the amount and percent of common stock by type of power held by Jefferson National.

Name and Address of            Amount and Nature of             Percent of
Beneficial Owner               Beneficial Ownership            Common Stock

Jefferson National Bank    Total:                 1,348,148        9.23
123 East Main Street       Sole Power to Vote:      299,447        2.05
Post Office Box 711        Shared Power to Vote:    411,974        2.82
Charlottesville, VA 22902  Sole Power to Invest:    381,896        2.61
                           Shared Power to Invest:  818,808        5.60

     Jefferson National votes stock of the Corporation only according to instructions received from co-fiduciaries or persons who own all beneficial interests of the account for which such shares are held. Though sole voting power may be granted by an instrument establishing a fiduciary relationship, Jefferson National is prohibited by Virginia law from exercising such power.

     The Corporation knows of no person other than Jefferson National who beneficially owns more than five percent of the Corporation's outstanding common stock.

         INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Shares Beneficially Owned By Directors And Executive Officers

	Following is a table which indicates as of March 8, 1994, the amount and the percent of beneficial ownership of the Corporation's common stock for each director, executive officer named in the compensation table on page 9, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and sole investment power with respect to the number of shares set forth opposite his name.


Names of Directors,          Amount and Nature of       Percent of
Executive Officers and       Beneficial Ownership       Common Stock
Directors and Executive
Officers as a Group

Robert H. Campbell, Jr.          3,342 (1)                    *
John T. Casteen, III             2,242                        *
Hovey S. Dabney                 78,000 (2)                    *
Lawrence S. Eagleburger            100                        *
Hunter Faulconer               218,346 (3)                   1.49
Fred L. Glaize, III            295,895 (4)                   2.03
Henry H. Harrell                 9,273                        *
Alex J. Kay, Jr.                 4,485                        *
J. A. Kessler, Jr.               4,082 (5)                    *
O. Kenton McCartney              3,442                        *
W. A. Pace, Jr.                  6,538                        *
W. A. Rinehart, III             65,086 (6)                    *
Gilbert M. Rosenthal             7,187                        *
Alson H. Smith, Jr.              2,914                        *
Lee C. Tait                      3,506                        *
H. A. Williamson, Jr.           13,892                        *

Directors and Executive        721,906 (7)                   4.94
  Officers as a group
  (19 Persons)

    * Less than 1%

(1)  Does not include 208 shares owned by Mrs. Campbell.

(2)  Does not include 1,600 shares owned by Mrs. Dabney.

(3) Includes 134,666 shares held by a trust under the Estate of P. H. Faulconer. Mr. Faulconer and Jefferson National are co-trustees of the trust, and Mr. Faulconer has a life interest in a portion of the income from the trust.

(4) Includes 290,864 shares owned by Amherst Corporation, 24% of the stock of which is beneficially owned by Mr. Glaize and of which Mr. Glaize is President and a director, and 1,552 shares owned by Glaize Developments, Inc., 25% of the stock of which is beneficially owned by Mr. Glaize and of which Mr. Glaize is a Vice President and a director.

(5)  Does not include 7,308 shares owned by Mrs. Kessler.

(6) Includes 21,000 shares held by a revocable trust in which Mr. Rinehart has all beneficial interests and of which Jefferson National is the trustee. Also includes 43,086 shares held by four trusts of which Mr. Rinehart and Jefferson National are co-trustees. Mr. Rinehart has a life interest in one of the four trusts and a residual interest in another. Does not include 1,095 shares owned by Mrs. Rinehart.

(7)  Excludes shares held by spouses of directors and executive officers.


Compliance With Section 16(a) Of The Securities Exchange Act Of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers, and persons who own more than ten percent of the Corporation's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Corporation's common stock and to provide copies of the reports to the Corporation. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required to be filed, during the fiscal year ended December 31, 1993, the Corporation's executive officers, directors and greater than ten percent beneficial owners complied with their respective Section 16(a) reporting requirements.

Nominations For Directors

     Fourteen persons are to be elected as directors of the Corporation, each to serve until their successors are elected and qualified. The 14 persons who are named below will be nominated at the meeting. Each person is presently a director, has consented to being named as a nominee in this Proxy Statement, and has indicated that he is willing to serve as a director if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, shares represented by proxies will be voted at the discretion of the proxies for such other person or persons as the Board of Directors may nominate.

    	Shareholders may nominate other persons at the meeting, if certain rules are followed. However, only 14 persons will be elected directors, and, if additional nominations are made at the meeting, the 14 persons receiving the greatest number of votes will be elected. The rules governing nominations by shareholders are contained in the Corporation's bylaws. A shareholder who desires to make an additional nomination at the meeting must first give a written notice to the President of the Corporation at its executive office in Charlottesville, Virginia, at least 14 days before the meeting. The notice must state: (i) the name, address and principal occupation of each proposed nominee; (ii) to the extent known, the number of shares of the Corporation's common stock that will be voted for him or her; (iii) the name and residence address of the nominating shareholder; and (iv) the number of shares of the Corporation's common stock which the nominating shareholder owns. Unless such notice has been given, the chairman of the meeting may disregard the nomination.


Name, Age and                  Positions Held with
Principal Occupation            the Corporation            Year First
for Last Five Years             or Subsidiaries         Became a Director

John T. Casteen, III (50)       Director and a member         1990
  President, University         of the Executive
  of Virginia (prior to 1990,   Compensation Committee
  President of the University   of the Central Region
  of Connecticut)               Board of Directors of
                                Jefferson National Bank

Hovey S. Dabney (70)            Chairman and a member         1979
  Has worked full-time          of the Executive
  with the Corporation          Committee of the
  or affiliates                 Corporation;  Chairman
                                of Jefferson National

Lawrence S. Eagleburger (63)(1) Director and a member        1993
  Senior Foreign Policy         of the Executive
  Advisor, Baker, Worthington,  Compensation Committee of
  Crossley, Stansberry &        the Corporation; a member
  Woolf (law firm)              of the Central Region
                                Board of Directors of
                                Jefferson National

Hunter Faulconer (87)           Director and a member of     1979
  Farmer, horse breeder         the Executive Committee
  and investor                  of the Corporation;
                                a member of the Central
                                Region Board of Directors
                                of Jefferson National

Fred L. Glaize, III (58)(2)     Director and a member of     1984
  Partner, Glaize and Bros.     the Executive Committee
  (building supply company)     of the Corporation; a
                                member of the Northern Region
                                Board of Directors of
                                Jefferson National

Henry H. Harrell (54)(3)        Director and a member of     1979
  Chairman and Chief            the Audit Committee of the
  Executive Officer,            Corporation; a member
  Universal Corporation         of the Eastern Region
  (leaf tobacco dealer)         Board of Directors of
                                Jefferson National

Alex J. Kay, Jr. (65)           Director and Chairman        1979
  Retired Director of           of the Audit Committee
  Operations Support,           of the Corporation;
  Philip Morris,  U.S.A.,       a member of the Eastern
  Inc. (tobacco products)       Region Board of Directors
                                of Jefferson National

J. A. Kessler, Jr. (66)         Director and a member        1979
  President, R. E. Lee &        of the Executive Committee
  Son, Inc. (building           of the Corporation; a
  contractor)                   member of the Central
                                Region Board of Directors
                                of Jefferson National

O. Kenton McCartney (50)        Director, President and      1992
  Has worked full-time          Chief Executive Officer
  with Corporation or           of the Corporation;
  affiliates                    Director, President and
                                Chief Executive Officer
                                of Jefferson National;
                                Director of Charter
                                Insurance Managers, Inc.,
                                Grace Insurance Agency,
                                Incorporated, Jefferson
                                Financial, Inc., and
                                Jefferson Properties, Inc.

W. A. Rinehart, III (76)        Director and Chairman of     1979
  Retired; (before 1991 a       the Executive Compensation
  consultant or Senior          Committee of the Corporation
  Vice President, Hilb,         a member of the Central
  Rogal and Hamilton of         Region Board of Directors
  Charlottesville)              of Jefferson National
  (independent general
  insurance agency)

Gilbert M. Rosenthal (68)(4)    Director and a member        1979
  Retired; (before October,     of the Executive
  1993, the Chairman and        Committee of the
  Chief Executive Officer       Corporation; a member
  Standard Drug Company)        of the Eastern Region
  (retail business)             Board of Directors
                                of Jefferson National

Alson H. Smith, Jr. (66)        Director and a member        1984
  Chairman of the Board,        of the Audit Committee
  Shenandoah Foods, Inc.        of the Corporation;
  (wholesale food               a member of the Northern
  distributor)                  Region Board of Directors
                                of Jefferson National

Lee C. Tait (75)                Director and a member        1979
  Retired Senior Vice           Executive Compensation
  President, C & P              Committee of the
  Telephone Company             Corporation; a member
  of Virginia                   of the Eastern Region
                                Board of Directors of
                                Jefferson National

H. A. Williamson, Jr. (63)      Director and a member of     1989
  Realtor                       the Audit Committee
                                of the Corporation; a
                                member of the Hampton
                                Roads Region Board of
                                Directors of Jefferson
                                National

(1) From January - March, 1989, Deputy Secretary of State Designate; from March, 1989 - August, 1992, Deputy Secretary of State; from August, 1992 - January, 1993, Acting Secretary of State and Secretary of State. Mr. Eagleburger is also a director of Dresser Industries, Philips Petroleum Company and Universal Corporation, all of which are subject to the reporting requirements of the Securities Exchange Act of 1934.

(2) In 1991, the Office of Thrift Supervision ("OTS") advised Mr. Glaize of its intention to initiate administrative proceedings against him for failure to obtain the prior approval of OTS and to file certain required reports in connection with the acquisition of the stock of a financial institution. Mr. Glaize consented to the entry of a cease and desist order and the assessment of a $1,000 penalty during June, 1992. The order directed Mr. Glaize, among other things, to cease and desist from any violations of certain federal banking and securities laws. Mr. Glaize has advised the Corporation that he was unaware that his actions might have required regulatory approval or the filing of reports and that he has disposed of all of the shares at issue.

(3) From October, 1988 through October, 1991, President and Chief Executive Officer of Universal Corporation. Universal Corporation is subject to the reporting requirements of the Securities Exchange Act of 1934.

(4) Mr. Rosenthal is also a director of American Filtrona Corporation, which is subject to the reporting requirements of the Securities Exchange Act of 1934.

     The Corporation has an Audit Committee which meets with both internal and independent auditors to discuss and to review their work and the strengths and weaknesses of financial controls. The Committee met three times in 1993. Messrs. Harrell, Kay, Smith and Williamson are members of the Committee.

     The Corporation has an Executive Compensation Committee which establishes the annual compensation for the Chief Executive Officer and reviews recommendations made by the Chief Executive Officer as to annual compensation for executive officers and other key employees. The
Committee met three times in 1993.  Messrs. Casteen, Eagleburger,
Rinehart and Tait are members of the Committee.

     The Corporation has an Executive Committee which can act in lieu of the Board of Directors with respect to regular business matters. The Committee met four times in 1993. Messrs. Dabney, Faulconer, Glaize, Kessler and Rosenthal are members of the Committee.

     In 1993, the Corporation's Board of Directors met six times.
Except for Mr. Glaize, no incumbent director attended fewer than 75% of the meetings for which he was responsible during 1993.

Compensation Of Executive Officers And Directors

A.     Executive Compensation Committee Report on Executive Compensation

     The Corporation's compensation program for executive officers is administered by the Executive Compensation Committee of the Board of Directors. The Committee is comprised entirely of non-employee directors and presently consists of Messrs. Casteen, Eagleburger, Rinehart and Tait. Mr. Rinehart serves as chairman of the Committee. Mr. Eagleburger joined the Committee in June, 1993, upon his election to the Board of Directors. Because Mr. Eagleburger did not join the Committee until June, 1993, he did not participate in the Committee's 1993 compensation decisions. Committee members are not eligible to participate in any of the plans that cover the Corporation's executive officers.

     Executive compensation consists primarily of base salary, awards under the Incentive Stock Plan, and participation in the Profit Sharing Plan, Pension Plan and, if applicable, Senior Officer's Supplemental Pension Plan. A brief description of each of these plans is set forth beginning on page 10. Total compensation is designed to attract and retain qualified personnel capable of enabling the Corporation to achieve its objectives in an environment characterized by increased competition and regulatory oversight.

     The Executive Compensation Committee establishes the annual base salary and incentive stock award for the Chief Executive Officer and reviews and, as applicable, approves, modifies or rejects recommendations made by the Chief Executive Officer as to the annual salary and incentive stock awards for the other executive officers. In reviewing the Chief Executive Officer's recommendations, the Committee meets with the Chief Executive Officer to discuss the performance appraisals for the executive officers and considers the profitability of the Corporation, the salary structure of the Corporation (including the average annual salary increase) and the relative importance of the executive officer to enable the Corporation to achieve its goals. All decisions of the Executive Compensation Committee are reported to, and ratified by, the entire Board of Directors. The Executive Compensation Committee has approved all recommendations of the Chief Executive Officer and the Board of Directors has ratified the actions of the Executive Compensation Committee for the most recent fiscal year.

     Each year salaries for personnel other than the Chief Executive
Officer are increased, on average, by a target percentage determined through the Corporation's budgetary process with consideration given primarily to the Corporation's past and expected financial performance and, secondarily, to general economic conditions. Methods used to measure the Corporation's financial performance include net income on both an aggregate and per share basis, the rate of growth of net income, return on average equity (i.e., net income divided by average equity), return on average assets (i.e., net income divided by average assets), and the measures for safety and soundness used by the various regulatory agencies. The principal method used by the Corporation is the return on average assets. In the banking industry a return of one percent is generally indicative of good corporate performance; for the Corporation a return of one percent is a minimum goal.

     During the five-year period for 1989 through 1993, average annual salary increases ranged from 3.67% to 6.43%. For the most recent fiscal year, this average increase was 4.94%. An individual executive officer's increase may have varied from this average increase depending upon such officer's performance and contributions during the most recent fiscal year and upon any changes in such officer's job duties and level of responsibility.

     Participation in the Profit Sharing Plan and Incentive Stock Plan is designed to align the interests of executives with those of the Corporation's shareholders by rewarding an executive for improvement in corporate performance measured by earnings and by increasing the executive's investment in the Corporation. The amount contributed by the Corporation to the Profit Sharing Plan is based on a plan formula such that contributions cannot exceed 5.25% of the Corporation's adjusted net operating income and is allocated to each executive officer based upon such officer's compensation relative to that of other participants.

     The Incentive Stock Plan was adopted in 1985 and will expire after the current fiscal year. At the time of the first award of stock units to each executive officer (including the Chief Executive Officer) under the plan, the Committee reserved a number of stock units sufficient to allow comparable annual awards to such officer for the remaining term of the plan. Whether an executive officer receives any or all of the reserved award for a given year is based upon such officer's satisfactory individual performance. In approving the size of the initial award for an officer, the Committee considered such officer's level of responsibility and the size of any awards previously approved for other executive officers. The Committee believes that after the initial determination, awards should generally be made annually on a consistent basis, subject to the recipient's individual performance and subject to changes in job responsibilities. The Committee has not considered it necessary to discriminate between executives based on their respective holdings of the Corporation's common stock in order to achieve the plan's purposes. The actual receipt of stock underlying the award has been, except for the Chief Executive Officer, contingent upon continued service with the Corporation.

     Compensation for the Chief Executive Officer has been, to a large degree, subjective and the approach used by the Committee to establish such compensation is different from that used for other executive officers. Rather than directly tying the Chief Executive Officer's salary to corporate performance and, thus, creating the potential for significant changes for any given year, the Committee sets the salary at a level that reflects individual performance and that it considers to be sufficient to attract and retain a qualified person to be the chief executive officer and afford such person a comfortable, but not extravagant, life-style given the cost of living in Charlottesville, Virginia and given the Corporation's trade area. The Committee also takes into consideration length of service with the Corporation, standing in the local, as well as the banking, community, and salary levels for comparable positions at comparable financial institutions. Corporate performance (principally return on average assets) is also considered by the Committee but, generally, only to fine tune its decision. The Committee also receives informal input from the Chief Executive Officer as to his salary expectations.

     In determining salary levels at comparable financial institutions, the Committee relies on an annual survey prepared by the Federal Reserve Bank of Richmond for financial institutions that have between 1 and 5 billion dollars in assets and are located in the District of Columbia, Virginia, North Carolina, South Carolina, Maryland, and all but a small portion of West Virginia. The annual survey that the Committee used when making its 1993 compensation decision for the Chief Executive Officer included information on 17 financial institutions. The survey showed, for these institutions, the "high," "average" and "low" salary and applicable bonuses paid to the person occupying the top position for the immediately preceding year.

     None of the financial institutions included in the survey was specifically identified. Thus, the Committee cannot determine whether the compensation peer group is included within the line of business index in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

     For financial institutions, 1992 was a strong recovery year. Because of an advantage in the disparity in the effect of lower interest rates on funding costs relative to asset yields, which widened net interest margins, banking profits in 1992 eclipsed previous records. Consistent with industry trends, the Corporation's performance outdistanced previous records by wide margins. The Corporation's performance, however, was generally better than that of the industry because, unlike the industry, the Corporation had a strong financial performance in 1991 against which the 1992 comparison was made. Net income increased on an aggregate basis to $20.9 million from $15.9 million in 1991 and on a per share basis to $1.54 from $1.10 in 1991.
In addition, the Corporation achieved a return on average assets of 1.25 percent, thus surpassing its minimum goal of a return of at least one percent.

     The Committee set the Chief Executive Officer's salary for 1993 at $375,000 and awarded him 8,000 units under the Corporation's Incentive Stock Plan. The award under the Incentive Stock Plan (after taking into account the two-for-one stock split declared on March 23, 1993 and distributed on April 30, 1993) was identical to the award for the previous year and the salary was $25,000, or approximately 7.14%, greater than the salary for the previous year. These amounts placed the Chief Executive Officer's compensation at a level between the average and high shown in the survey from the Federal Reserve Bank of Richmond.

                  W. A. Rinehart, III, Chairman

Lee C. Tait      John T. Casteen, III      Lawrence S. Eagleburger

B.     Summary Compensation Table

     The following table sets forth information about the compensation paid by the Corporation during its three most recent fiscal years to those individuals who were the Corporation's Chief Executive Officer and, as of the end of 1993, next three highest paid executive officers. Only these four officers received total annual salary and bonus of at least $100,000.


Name and Principal Position     Year     Salary($)   Bonus ($) (5)    Restricted Stock   All Other
                                                                                          Compensation ($) (7)
Hovey S. Dabney                  1993      375,000         174,311           _                    99,950
  Chairman and Chief             1992      350,000         108,275           _                   104,930
  Executive Officer (1)          1991      325,000         161,919           _                    99,130

O. Kenton McCartney              1993      185,000             140           72,450               22,454
  President and Chief            1992      161,603             159           19,400               17,500
  Operating Officer (2)          1991      129,900             160           16,400               11,843

W. A. Pace, Jr.                  1993      157,400             370           40,250               26,402
  Senior Vice                    1992      151,000             399           24,250               24,404
  President (3)                  1991      145,600             394           20,500               21,247

Robert H. Campbell, Jr.          1993      126,300             381           52,325               18,701
  Senior Vice President          1992      110,000             405           19,400               13,961
  and Treasurer (4)              1991      100,400             320           16,400               10,835

(1) Prior to January 1, 1994, Mr. Dabney was also Chief Executive Officer of Jefferson National. Effective as of January 1, 1994, Mr. Dabney retired as Chief Executive Officer of the Corporation and Jefferson National. Mr. Dabney continues as Chairman of the Board of both companies.

(2)  Prior to January 1, 1994, Mr. McCartney was President and
     Chief Operating Officer of Jefferson National. Effective as of January 1, 1994, Mr. McCartney became President and Chief Executive Officer of both the Corporation and Jefferson National.

(3) Mr. Pace is also Vice Chairman of Jefferson National. Prior to April 28, 1992, Mr. Pace was President of Jefferson National.

(4) Mr. Campbell is also Executive Vice President and Service Division Manager of Jefferson National.

(5)  Includes a Christmas gift and taxes on such gifts.  As to Mr.
     Dabney, the amounts also include (i) an amount equal to the amount by which his allocation under the Profit Sharing Plan was less than it would have been in the absence of Internal Revenue Code limits on the amount of compensation considered and (ii) because awards to Mr. Dabney under the Incentive Stock Plan for each of 1991, 1992, and 1993 vested simultaneously with the grant of the award, the dollar value of units awarded under such plan. During 1991, 1992, and 1993, Mr. Dabney was awarded (after giving effect to the two-for-one stock split declared on March 23, 1993 and distributed on April 30, 1993) 15,000, 8,000, and 8,000 units, respectively, under the Incentive Stock Plan.

(6)  Represents the value of units awarded under the Incentive Stock
     Plan, without deduction for units that may be surrendered at the time of distribution of the award to pay applicable payroll taxes on the award. In lieu of actual dividends, the grantee receives, at the end of the year, cash in an amount equal to the dividends that would have been paid during the year on the awarded units had such units been actual shares of the Corporation's common stock. During 1993, Messrs. McCartney, Pace, and Campbell were awarded 3,600, 2,000 and 2,600 units, respectively, under the Incentive Stock Plan.
     Units awarded to Mr. Dabney vested at the time of the award and were distributed to him in a manner to comply with the requirements of applicable securities laws. Because of the immediate vesting, the value of such units has been included in this table under the heading "Bonus." As of December 31, 1993, Mr. Dabney held no units under the Incentive Stock Plan; all such awards having previously vested and been distributed. As of that date, Mr. McCartney held 16,400 units with a value of $321,850; Mr. Pace held 16,000 units with a value of $314,000; and Mr. Campbell held 13,400 units with a value of $262,975. These units will vest in five annual instalments beginning on May 1, 1995.

(7) Includes (i) amounts allocated to the named executives under the Profit Sharing Plan, (ii) amounts paid to the named executive officers under the Split Dollar Life Insurance Plan to enable the executives to pay a portion of the premium for such insurance and, using an eight percent discount rate, the net present value of the benefit to the named executives of the portion of the premiums for such insurance paid by the Corporation, and (iii) amounts accrued to fund a supplemental retirement payment to Mr. Dabney pursuant to his employment agreement with the Corporation. During 1993, $21,930, $17,203, $14,636 and $11,744 was allocated to Messrs. Dabney, McCartney, Pace and Campbell, respectively, pursuant to the Profit Sharing Plan; $23,954 $5,251, $11,766, and $6,957 was paid by, or on behalf of, Messrs. Dabney, McCartney, Pace and Campbell under the Split Dollar Life Insurance Plan; and $54,065 was accrued to fund the supplemental retirement payment to Mr. Dabney. No amounts were accrued to fund payments to Mr. Dabney pursuant to his deferred compensation agreement with the Corporation.

C.  Pension and Profit Sharing Plans

     The Corporation has qualified Pension and Profit Sharing Plans which cover salaried employees and a Senior Officers Supplemental Pension Plan which covers officers with the title of Senior Vice President and above.

     Under the Profit Sharing Plan, the Corporation contributes up to 5.25% of its net operating income (as adjusted for non-taxable income from loans and investments, securities gains and losses, loan loss provisions, and net loan charge-offs) to the plan. The contribution is allocated among individual accounts based upon each participant's direct compensation relative to that of other participants. Forfeitures and 75% of the Corporation's contributions are allocated to a restricted portion, while the balance of employer contributions is allocated to a non-restricted portion. The restricted portion vests 20% per year in the third through seventh years of credited service, while the non-restricted portion vests 100% after the third year of credited service. The account is distributable upon retirement, death, termination of employment, or disability, and the vested portion may be wholly or partially withdrawn for reasons of hardship. The non-restricted portion is also withdrawable to the extent that the portion exceeds allocations for the last two years. During 1993, no withdrawals were made by any of the named executives.

     The Pension Plan provides monthly benefits to participants upon retirement. Assuming retirement in 1994, the following table sets forth the amounts that would be paid, on a straight-life basis, annually to participants in specified remuneration and years-of-service classifications:


Highest Consecutive
Five Year Average          Estimated Annual Pension for Representative
  Compensation                     Years of Credited Service


                        10         20         30          40          45

    100,000           17,486     34,972     49,200      60,170      65,655
    150,000           27,085     54,169     75,939      92,394     100,621
    200,000           36,683     73,367    102,678     115,641*    115,641*
    250,000           40,374     80,748    112,959     115,641*    115,641*
    300,000           46,830     93,661    115,641*    115,641*    115,641*
    350,000           55,028    110,055    115,641*    115,641*    115,641*
    400,000           63,225    115,641*   115,641*    115,641*    115,641*
    450,000           71,422    115,641*   115,641*    115,641*    115,641*

     * Under current provisions of the Internal Revenue Code, these amounts are adjusted in future years to reflect cost of living adjustments.

     The plan covers only a participant's base pay and excludes bonuses, deferred or supplemental compensation or other forms of compensation paid by the Corporation. As to Messrs. Dabney, McCartney, Pace, and Campbell, the amounts set forth in the Summary Compensation Table under the heading "Salary" are covered by the plan, although for Mr. Dabney, the benefits payable solely under this plan are equivalent to the benefits that he would receive if his highest consecutive five year average compensation were $219,224. As of December 31, 1993, Messrs. Dabney, McCartney, Pace, and Campbell had 44, 10, 43 and 22 years of credited service, respectively, under the plan.

     Benefits under the Pension Plan are calculated on a step basis and, except as noted below, are equal to 1.10% of a participant's "final average compensation" (i.e., the average of a participant's highest sixty consecutive months of base pay) plus .65% of a participant's "average compensation" in excess of the average wage base (i.e., the average of the taxable Social Security wage bases during a participant's working lifetime, up to 35 years) multiplied by the participants years of service up to 25 years plus 1% of "average compensation" multiplied by participant's years of service in excess of 25 years. For participants prior to January 1, 1989, there is a minimum benefit based on the accrued benefit earned at December 31, 1988 plus the formula referred to above for service after December 31, 1988.

     Benefits under the Pension Plan are integrated with, and not offset by, a participant's Social Security benefits. In situations where a participant has previously received benefits under the plan, future benefits are offset by the actuarially determined value of the previously received benefit.

     In addition to benefits under the Pension Plan, officers (other than Hovey S. Dabney) of the Corporation and its subsidiaries with the title of Senior Vice President and above are eligible for benefits under the Senior Officer's Supplemental Pension Plan. The plan provides for payments equal to ten percent of the monthly benefits payable under the regular Pension Plan upon retirement after the age of 60 with 25 years of service to the Corporation or its predecessors. Payments continue until the earlier of ten years or death. Benefits are subject to forfeiture if a participant's employment is terminated for cause or if the participant competes with the Corporation or discloses certain confidential information within two years after termination of employment. Messrs. Pace and Campbell have 44 and 22 years of service, respectively, with the Corporation for purposes of this plan and Mr. McCartney has 10 years of service with the Corporation for purposes of this plan. It is estimated that, upon retirement at age 65, Mr. Pace would receive $9,875 per year under this plan and Mr. Campbell would receive $5,515 per year. Mr. McCartney would not be entitled to any benefits under the plan if he retired at age 65, although he would receive a benefit in the event of retirement at a later time.

D.     Contracts with Executives

     Contracts with Hovey S. Dabney

     The Corporation has employment and deferred compensation agreements with Mr. Dabney. The employment agreement provided that he would be employed as the Corporation's Chairman, President and Chief Executive Officer until January 1, 1994, at a salary no less than the greater of $255,000 or the highest salary in effect at any January 1 during the period of employment and would be entitled to reimbursement for reasonable expenses incurred in the promotion of the Corporation's business. The employment agreement also provided for (i) a cash bonus annually equal to the amount by which Mr. Dabney's allocation under the Profit Sharing Plan was less than it would have been in the absence of Internal Revenue Code limits upon the amount of compensation considered and (ii) a supplemental pension equal to the amount by which the monthly pension under the Pension Plan is reduced as a result of statutory provisions which limit the annual benefit under such plan. For 1993 all of the above features were in effect. Because of Mr. Dabney's retirement as Chief Executive Officer, only that portion of the agreement regarding the payment of the supplemental pension is now effective. Under the employment agreement, Mr. Dabney is to receive a supplemental pension of $73,180 during 1994.

     The deferred compensation agreement with Mr. Dabney provides for the payment to him after retirement of $525,000 payable in 143 monthly instalments of approximately $2,622 each and thereafter an additional 96 monthly instalments of approximately $1,562 each. The Corporation commenced making these payments in January, 1994. In the event of Mr. Dabney's death prior to receiving all of the required payments, the Corporation will pay the balance of such instalments to Mr. Dabney's designated beneficiary. The Corporation has maintained insurance to provide for the payments under the deferred compensation agreement.

     Executive Severance Agreements

     The Board of Directors has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued dedication of its executive officers, notwithstanding the possibility, threat or occurrence of a change of control of the Corporation. Therefore, during the fourth quarter of 1993, agreements were executed with Messrs. McCartney and Campbell and eight other officers of the Corporation or its affiliates, which relate to the officers' employment following a change of control of the Corporation. The initial term of each agreement is for a period of two years. The term is extended for an additional one-year period on the anniversary date of the agreement, unless 60 days prior to any anniversary date the Corporation gives notice that the term of the agreement will not be extended.

     Each agreement provides for the officer's continued employment for two years following a change of control event (the "Employment Period"). During the Employment Period, the officer will be entitled to annual salary and bonus at the level applicable to the officer during the 12 months immediately preceding the change of control event. The officer also will be entitled to participate in incentive and other benefit programs on terms at least as favorable as those in effect at the time of the change of control event.

     The agreements also provide certain benefits if, following a change of control, an officer's employment is terminated by the Company or its successor other than for death or disability, or if the officer resigns for "good reason" such as a reduction in responsibilities or compensation. In such event, the Corporation will be obligated to pay to the officer a lump sum amount equal to a specified percentage of his salary paid within the 12 months preceding the change of control. The Board of Directors determined the percentage for each individual officer who received an agreement. Under the agreements no officer is to receive less than 100% or more than 299% of his salary. Messrs. McCartney and Campbell would each receive 299% of their respective salaries. The lump sum amount will be reduced to take into account any other payment or benefit that arises or accrues contingent on a change of control so that the excise tax which may be imposed pursuant to Section 4999 of the Internal Revenue Code will not apply and the Corporation's payment will generally be deductible.

E.     Director Compensation

     Non-employee directors of the Corporation and its subsidiaries receive fees for their services. For 1993, the Corporation paid a retainer of $4,500, $750 for each Board meeting attended and $250 for each Committee meeting attended. In 1993 Jefferson National paid (i) non-employee members of its board of directors a retainer of $2,500, $300 for each board meeting attended and $175 for each committee meeting attended, (ii) non-employee members of boards of directors for regions a quarterly retainer of $400 and a fee for attending meetings of $225, and
(iii) non-employee members of boards for local offices a quarterly retainer of $200 and a fee for attending meetings of $125.

     The Corporation and its subsidiaries have a plan for deferral of fees earned as a director or a member of a subsidiary board. Any fees deferred will be credited with interest at an assumed rate equal to what would have been credited on such deferred fees had they been invested in a six-month certificate of deposit of Jefferson National on the last day of the preceding fiscal quarter. The deferred fees and earnings are payable upon a person's ceasing to be a director or a member of a subsidiary board or death. Payment may be made in a lump sum or in instalments as specified by a committee administering the plan. Messrs. Glaize, Rosenthal and Tait have elected to defer fees from the Corporation and its affiliates. Messrs. Harrell and Kay have elected to defer fees from affiliates of the Corporation.

F.     Performance Table

     The following table compares the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1988 through December 31, 1993 from an investment of $100 in each of the Corporation's common stock, NASDAQ Market Index and Standard Industrial Classification Code 602 - Commercial Banks ("SIC Code 602") Index.


                       JEFFERSON BANKSHARES, INC.
             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                               1988      1989      1990      1991       1992       1993
Jefferson Bankshares, Inc.    $100.00   $106.39   $83.29    $131.20    $185.60    $212.02
SIC Code 602                  $100.00   $117.45   $90.14    $128.41    $152.78    $180.39
NASDAQ Market                 $100.00   $112.89   $91.57    $117.56    $118.71    $142.40

Media General Financial Services, Inc. supplied the necessary information to construct the table and prepared both the NASDAQ Market Index and the SIC Code 602 Index. The NASDAQ Market Index consists of the equity securities of all companies whose securities have been traded in the NASDAQ over-the-counter market at any time during the period from December 31, 1988 through December 31, 1993. The SIC Code 602 Index consists of the equity securities of all commercial banks in the United States whose securities are traded on either the New York Stock Exchange or American Stock Exchange or in the NASDAQ over-the-counter market at any time during the period from December 31, 1988 through December 31, 1993. As of December 31, 1993, approximately 4,500 companies were included in the NASDAQ Market Index and 539 commercial banks were included in the SIC Code 602 Index.

     The performance of any individual company's common stock is influenced not only by its own performance and future prospects, but also by a number of external factors over which the company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of shareholders to hold the stock for investment purposes.
The relative weight of these factors also varies over time.
Consequently, stock performance, including measurement against indices, may not be representative of a company's financial performance for given periods of time.

Loans To Officers And Directors

     The Corporation's subsidiary bank has made loans to some of the Corporation's directors and officers. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as were in effect at the time the loans were made for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                        INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick, Richmond, Virginia, as independent auditors for the Corporation for 1994, but the selection is subject to the approval of shareholders. The firm audited the books and records of the Corporation and its subsidiaries for 1993. Representatives from the firm are expected to be present at the annual meeting with the opportunity to make a statement and to answer any questions you may have.

     KPMG Peat Marwick has advised the Corporation that neither it nor any of its members have any direct financial interest or material indirect financial interest in the securities of the Corporation or any of its subsidiaries or any connection with the Corporation or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.


              SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Any shareholder wishing to make a proposal to be acted upon at the 1995 Annual Meeting must present such proposal to the Secretary of the Corporation at its executive offices in Charlottesville, Virginia not later than November 18, 1994, in order for the proposal to be included in the Corporation's 1995 proxy materials. Any such proposal should meet applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                             OTHER MATTERS

     The Corporation is not aware of any other matters to come before the meeting. However, if other matters are properly raised at the meeting, the persons named in the enclosed form of proxy will vote the proxy in their discretion.


                          William M. Watson, Jr.
                          Vice President and
                          Secretary


CHARLOTTESVILLE, VIRGINIA
MARCH 18, 1994

Jefferson Bankshares, Inc. / 123 East Main Street / Charlottesville, Virginia

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
              ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 1994

     I appoint JAMES S. KENNAN, ROBERT E. STROUD and HOWARD B. WATKINS, or any one of them, with power of substitution to each, proxies to vote my shares of the stock of Jefferson Bankshares, Inc. at the annual meeting of shareholders to be held on April 26, 1994, or at any subsequent session of such meeting.

     The Board of Directors recommends a vote "FOR" the following proposals.

1.  ELECTION OF DIRECTORS:  Jefferson's Nominees:
    John T. Casteen, III; Hovey S. Dabney; Lawrence S. Eagleburger;
    Hunter Faulconer; Fred L. Glaize, III; Henry H. Harrell; Alex J.
    Kay, Jr.; J. A. Kessler, Jr.; O. Kenton McCartney; W. A. Rinehart, III; Gilbert M. Rosenthal; Alson H. Smith, Jr.; Lee C. Tait; H. A.
    Williamson, Jr.

    ( )  FOR the nominees listed above       ( ) WITHHOLD AUTHORITY to vote for
         (unless specifically written below)     all nominees listed above

If you wish to withhold authority to vote only for a particular nominee listed above, check "FOR" and then write that nominee's name in the following space.


(back)

2. APPROVAL OF AUDITORS: To approve the selection of KPMG Peat Marwick as independent auditors for 1994.

    (  )  FOR                (  )  AGAINST               (  )  ABSTAIN

3. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting and to vote for any person recommended by the Board of Directors as a substitute for any nominee mentioned above if, at the time of the meeting, such nominee is unable or unwilling to serve.

WHEN THIS FORM IS PROPERLY EXECUTED, THE PROXIES WILL VOTE AS SPECIFICALLY INDICATED ABOVE. THE PROXIES WILL VOTE "FOR" NOMINEES IN PROPOSAL 1, UNLESS AUTHORITY TO DO SO IS WITHHELD, AND WILL VOTE "FOR" PROPOSAL 2, UNLESS ANOTHER CHOICE IS INDICATED.

                            Please date and sign exactly as name(s)
                            appear(s) at left, including joint names.
                            A person signing in a representative
                            capacity should indicate any title or
                            the capacity.

                            Date:

                            Signature

                            Signature